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                                                                    EXHIBIT 3.01

                          CERTIFICATE OF INCORPORATION

                                       OF

                              CELERITY GROUP, INC.

                                    ARTICLE I

         The name of the corporation is Celerity Group, Inc.

                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the "GCL").

                                   ARTICLE IV

         1. AUTHORIZATION OF SHARES. This corporation is authorized to issue two (2) classes of shares, designated "Common Stock" and "Preferred Stock". The total number of shares of Common Stock authorized to be issued is 500,000,000 shares, $0.0001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 120,000,000 shares, $0.0001 par value per share, 856,951 of which are designated as "Series A Preferred Stock," 35,000,000 of which are designated as "Series A-1 Preferred Stock", 23,000,000 of which are designated "Series B-1 Preferred Stock," 8,333,333 of which are designated as "Series C Preferred Stock," 1 of which is designated as "Series C-1 Preferred Stock," 2,777,778 of which are designated as "Series D Preferred Stock," 1,575,002 shall be designated "Series E Preferred Stock," and 48,456,935 shares shall remain undesignated.

         2. DESIGNATION OF ADDITIONAL SERIES OF PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware and this Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate or Certificates of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, voting powers, preferences (subject to the limitations in the following paragraph) and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a

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majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates of Designation establishing a series of Preferred Stock.

                  Except as may be otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, in this Restated Certificate of Incorporation or by applicable law, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series of Preferred Stock may have voting powers, preferences and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with, the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

                                    ARTICLE V

         The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

         1. DEFINITIONS. For purposes of this Article V, the following definitions apply:

                  1.1 "BOARD" shall mean the Board of Directors of the Corporation.

                  1.2      "CORPORATION" shall mean this corporation.

                  1.3 "COMMON STOCK" shall mean the Common Stock, $0.0001 par value, of the Corporation.

                  1.4 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

                  1.5 "DIVIDEND RATE" for the (i) Series A Preferred Stock and Series A-1 Preferred Stock shall mean 12.5% of the Original Issue Price for the Series A Preferred Stock, (ii) for the Series B Preferred Stock and Series B-1 Preferred Stock shall mean 12.5% of the Original Issue Price for the Series B Preferred Stock, (iii) for the Series C Preferred Stock shall mean 11.75% of the Original Issue Price for the Series C Preferred Stock, (iv) for the Series C-1 Preferred Stock shall mean 11.75% of the Original Issue Price for the Series C-1 Preferred Stock, (v) for the Series D Preferred Stock shall mean 15% of the Original Issue Price for the Series D Preferred Stock and (vi) for the Series E Preferred Stock shall mean 12.5% of the Original Issue Price for the Series D Preferred Stock.

                  1.6 "JUNIOR PREFERRED STOCK" means the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock.

                  1.7 "ORIGINAL ISSUE DATE" shall mean (i) December 14, 2001 for the Series A Preferred Stock and the Series A-1 Preferred Stock; (ii) December 10, 2002 for the Series B

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Preferred Stock and Series B-1 Preferred Stock; (iii) August 30, 2000 for the
Series C Preferred Stock and Series C-1 Preferred Stock, (iv) June 6, 2003 for the Series D Preferred Stock and (v) July 17, 2003 for the Series E Preferred Stock.

                  1.8 "ORIGINAL ISSUE PRICE" shall mean of each of the following: (i) three dollars and sixteen cents ($3.16) per share for the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock, (ii) three dollars ($3.00) per share for the Series C Preferred Stock, (iii) twenty five million dollars ($25,000,000) per share for the Series C-1 Preferred Stock (iv) three dollars and sixty cents ($3.60) per share for the Series D Preferred Stock and (v) (iv) twenty five dollars ($25.00) per share for the Series E Preferred Stock (in each case, as adjusted for any stock splits, stock dividends, recapitalizations or the like).

                  1.9 "PERMITTED REPURCHASES" shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of the stockholder's employment or services; or (ii) at any price pursuant to the Corporation's exercise of a right of first refusal to repurchase such shares.

                  1.10 "PREFERRED STOCK" shall mean, collectively and individually, the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and any other series of preferred stock of the Corporation.

                  1.11 "PRIMARY BANK FACILITY" shall mean the credit facility relating to the Credit Agreement dated August 30, 2000 among The Bank of Nova Scotia, the Corporation and other named parties, as amended or waived from time to time ("CURRENT CREDIT FACILITY"), or any credit facility resulting from any refinancing or replacement of the Current Credit Facility from commercial banks or other senior lenders that are Third Parties, as may be amended or waived from time to time.

                  1.12 "REQUIRED HOLDERS" shall mean the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting together as a single class, and the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class.

                  1.13 "SERIES A PREFERRED STOCK" shall mean the Series A Preferred Stock, $0.0001 par value per share, of the Corporation.

                  1.14 "SERIES A-1 PREFERRED STOCK" shall mean the Series A-1 Preferred Stock, $0.0001 par value per share, of the Corporation.

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                  1.15     "SERIES B-1 PREFERRED STOCK" shall mean the Series
B-1 Preferred Stock, $0.0001 par value per share, of the Corporation.

                  1.16 "SERIES C PREFERRED STOCK" shall mean the Series C Preferred Stock, $0.0001 par value per share, of the Corporation.

                  1.17 "SERIES C-1 PREFERRED STOCK" shall mean the Series C-1 Preferred Stock, $0.0001 par value per share, of the Corporation.

                  1.18 "SERIES D PREFERRED STOCK" shall mean the Series D Preferred Stock, $0.0001 par value per share, of the Corporation.

                  1.19 "SERIES E PREFERRED STOCK" shall mean the Series E Preferred Stock, $0.0001 par value per share, of the Corporation.

                  1.20 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

                  1.21 "THIRD PARTY" shall mean any person or entity who is not an affiliate of the Corporation or an affiliate of any holder of capital stock of the Corporation that beneficially owns more than ten percent of the Corporation's capital stock on a fully-diluted basis, provided however, notwithstanding the foregoing definition, (i) Deutsche Bank AG or any of its subsidiaries that is primarily engaged in the business of lending money, including without limitation, Deutsche Bank Americas and Deutsche Bank AG Cayman Islands Branch and (ii) any lender pursuant to the Primary Bank Facility, if at the time the lender first advances funds under the Primary Bank Facility such lender is a Third Party, and any of such lender's affiliates who would not be a Third Party due solely to such lender's ownership of capital stock or equity securities of the Corporation, shall be deemed to be a Third Party.

         2.       DIVIDEND RIGHTS.

                  2.1 Preferred Stock. The holders of the then outstanding Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for each share of Series E Preferred Stock, commencing on the one year anniversary of the Original Issue Date for such Series E Preferred Stock, prior and in preference to the payment of any dividend on Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Junior Preferred Stock, and Common Stock (other than a Common Stock Dividend). No dividend shall be paid on Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock, Junior Preferred Stock, and Common Stock (other than a Common Stock Dividend) unless all shares of Series E Preferred Stock have been redeemed or no such share remains outstanding. The holders of the then outstanding Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for each share of Series D Preferred Stock, compounded annually commencing on the one year

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anniversary of the Original Issue Date for such Series D Preferred Stock, prior and in preference to the payment of any dividend on Series C-1 Preferred Stock, Series C Preferred Stock, Junior Preferred Stock, and Common Stock (other than a Common Stock Dividend). No dividend shall be paid on Series C-1 Preferred Stock, Series C Preferred Stock, Junior Preferred Stock, and Common Stock (other than a Common Stock Dividend) unless all shares of Series D Preferred Stock have been redeemed. The holders of the then outstanding Series C-1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for each share of Series C-1 Preferred Stock, compounded annually commencing on the one year anniversary of the Original Issue Date for such share of Series C-1 Preferred Stock, prior and in preference to the payment of any dividend on Series C Preferred Stock, Junior Preferred Stock and Common Stock (other than a Common Stock Dividend). No dividend shall be paid on Series C Preferred Stock, Junior Preferred Stock, and Common Stock (other than a Common Stock Dividend) unless all shares of Series C-1 Preferred Stock have been redeemed. The holders of the then outstanding Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for each share of Series C Preferred Stock, compounded annually commencing on the one year anniversary of the Original Issue Date of such Series C Preferred Stock, prior and in preference to the payment of any dividend on Junior Preferred Stock and Common Stock (other than a Common Stock Dividend). No dividend shall be paid on Junior Preferred Stock, and Common Stock (other than a Common Stock Dividend) unless all shares of Series C Preferred Stock have been redeemed. The holders of the then outstanding Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for each share of Junior Preferred Stock, compounded semi-annually commencing on the six month anniversary of the appropriate Original Issue Date, prior and in preference to the payment of any dividend on the Common Stock (other than a Common Stock Dividend). Such dividends shall accrue (a) on each share of Series A Preferred Stock from the date on which such share of Series A Preferred Stock is issued by the Corporation, (b) on each share of Series A-1 Preferred Stock and Series B-1 Preferred Stock from the date on which the share of Series A Preferred Stock and Series B Preferred from which such share of Series A-1 Preferred Stock and Series B-1 Preferred Stock has been issued upon conversion pursuant to Section 5.13 hereof by the Corporation, and (c) on each share of Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock from the Original Issue Date for such share of Preferred Stock, and, in each case, shall accrue from day to day until paid, whether or not earned or declared. Unless the full amount of any accrued and unpaid cumulative dividends accrued on the Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof is reserved and set apart, no dividend (other than a Common Stock Dividend) shall be paid or declared on any Common Stock or any other series of Preferred Stock; provided, however, that this restriction shall not apply to Permitted Repurchases or to dividends payable on a pro rata basis to all holders of Preferred Stock that is pari passu with the applicable series of Preferred Stock as to receipt of Available Funds and Assets upon any liquidation, dissolution or winding up of the Corporation. Payment of any dividend to the holders of a series of Preferred Stock paid pursuant to this Section 2.1 shall be made pro-rata, on an equal priority, pari passu basis, according to their

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respective dividend preferences as set forth herein. Payment of any dividend to the holders of Junior Preferred Stock paid pursuant to this Section 2.1 shall be made pro-rata on Junior Preferred Stock, on an equal priority, pari passu basis, according to their respective dividend preferences as set forth herein.

                  2.2 Participation Rights. If, after and so long as dividends in the full cumulative preferential amount specified in Section 2.1 for the Preferred Stock have been paid or declared and set apart for payment to the holders of the Preferred Stock, the Board may declare additional dividends out of funds legally available therefor on the Common Stock. After the additional dividends declared on each outstanding share of Common Stock shall equal the dividend declared with respect to a share of Junior Preferred Stock, in each case divided by the number of shares of Common Stock issuable upon conversion of such share of Preferred Stock, the holders of shares of such series of Junior Preferred Stock shall be entitled to participate, on an as converted to Common Stock basis, in such additional dividends pari passu with the Common Stock and with any other series of Preferred Stock entitled to participate in such additional dividend.

                  2.3 Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

         3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to stockholders in the following manner:

                  3.1 Preferred Stock. First, each holder of each share of Series E Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other series of Preferred Stock (other than preferred stock that are senior to or pari passu with such Series E Preferred Stock), an amount per share of such share of Series E Preferred Stock equal to the Original Issue Price of such share of Series E Preferred Stock plus all accrued but unpaid dividends on such share of the Series E Preferred Stock, whether or not declared (the "SERIES E PREFERENCE AMOUNT"). Second, each holder of each share of Series D Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other series of Preferred Stock (other than preferred stock that are senior to or pari passu with such Series E Preferred Stock), an amount per share of such share of Series D Preferred Stock equal to the greater of (A) the Original Issue Price of such share of Series D Preferred Stock plus all accrued but unpaid dividends on such share of the Series D Preferred Stock, whether or not declared (the "SERIES D PREFERENCE AMOUNT") or (B) the amount that a holder of the number of shares of Common Stock then issuable on conversion of a share of Series D Preferred Stock would receive in cash and/or securities if all shares of Preferred Stock were to convert into Common Stock. Third, each holder of each share of Series C-1 Preferred Stock then outstanding shall be entitled to be paid,

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out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or Preferred Stock (other than Series E Preferred Stock and Series D Preferred Stock), an amount per share of such share of Series C-1 Preferred Stock equal to the Original Issue Price of such share of Series C-1 Preferred Stock plus all accrued but unpaid dividends on such share of the Series C-1 Preferred Stock, whether or not declared (the "SERIES C-1 PREFERENCE AMOUNT"). Fourth, each holder of each share of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or Preferred Stock (other than Series E Preferred Stock, Series D Preferred Stock or Series C-1 Preferred Stock), an amount per share of such share of Series C Preferred Stock equal to the Original Issue Price of such share of Series C Preferred Stock plus all accrued but unpaid dividends on such share of the Series C Preferred Stock, whether or not declared (the "SERIES C PREFERENCE AMOUNT"). Fifth, each holder of each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock, which shall be pari passu, then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other series of Preferred Stock (other than Series E Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred or preferred stock that are senior to or pari passu with such Junior Preferred Stock), an amount per share of such share of Junior Preferred Stock equal to the greater of (A) the Original Issue Price of such share of Junior Preferred Stock plus all accrued but unpaid dividends on such share of the Junior Preferred Stock, whether or not declared (the "PREFERENCE AMOUNT") or (B) the amount that a holder of the number of shares of Common Stock then issuable on conversion of a share of such series of Junior Preferred Stock would receive in cash and/or securities if all shares of Preferred Stock were to convert into Common Stock. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series E Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series E Preferred Stock pro rata, on an equal priority basis, according to their Series E Preference Amount set forth herein. If upon any liquidation, dissolution or winding up of the Corporation, after payment to holders of the Series E Preferred Stock of their full Series E Preference Amount, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series D Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series D Preferred Stock pro rata, on an equal priority basis, according to their Series D Preference Amount set forth herein. If upon any liquidation, dissolution or winding up of the Corporation, after payment to holders of the Series D Preferred Stock of their full Series E Preference Amount and full Series D Preference Amount, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series C-1 Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series C-1 Preferred Stock pro rata, on an equal priority basis, according to their Series C-1 Preference Amount set forth herein. If upon any liquidation, dissolution or winding up of the Corporation,

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after payment to holders of the full Series E Preference Amount of their full
Series E Preference Amount, Series D Preferred Stock of their full Series D Preference Amount and Series C-1 Preferred Stock of their full Series C-1 Preference Amount, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series C Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Series C Preferred Stock pro rata, on an equal priority basis, according to their Series C Preference Amount set forth herein. If upon any liquidation, dissolution or winding up of the Corporation, after payment to holders of the Series E Preferred Stock of their full Series E Preference Amount, Series D Preferred Stock of their full Series D Preference Amount, the Series C-1 Preferred Stock of their full Series C-1 Preference Amount, and the Series C Preferred Stock of their full Series C Preference Amount, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock of their full preferential amount described in this subsection, then the entire Available Funds and Assets shall be distributed among the holders of the then outstanding Junior Preferred Stock pro rata, on an equal priority basis, according to their Preference Amount set forth herein.

                  3.2 Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section 3.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof. Nothing contained in this Section 3 shall preclude holders of Preferred Stock from converting such shares pursuant to Section 5 prior to a liquidation, dissolution or winding up of the Corporation.

                  3.3 Merger or Sale of Assets. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3: (a) any reorganization, recapitalization, consolidation, merger, acquisition or similar transaction or series of related transactions (each, a "COMBINATION TRANSACTION") in which the Corporation is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an "Acquiring Stockholder", as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess more than fifty percent (50%) of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction; or (b) except to the extent waived by the Required Holders, a sale of all or substantially all of the assets of the Corporation. For purposes of this Section 3.3, an "ACQUIRING STOCKHOLDER" means a stockholder or stockholders of the corporation that: (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of the voting power of the outstanding securities of another corporation that merges or combines with the Corporation in such combination transaction.

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                           If any of the above described combination
transactions or any sale of all or substantially all of the assets of the Corporation are approved by

                           (a)      the vote of the Required Holders, and

                           (b) a vote sufficient under the GCL, this Certificate and the Bylaws of the Corporation to validly approve such transaction,

then such transaction and the rights of the holders of Common Stock and Junior Preferred Stock will be governed by the documents to be entered into in connection with such transaction and not by this Section 3.

                  3.4 Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, subject to the following:

                           (a) if the assets are securities and are then traded
on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution, unless the definitive agreement for the acquisition specifies a shorter measurement period; and

                           (b) if subparagraph (a) above does not apply but the
assets are securities and are actively traded over-the-counter, then the value of such securities shall be deemed to be the average of the closing bid prices of such securities over the thirty (30) calendar day period ending three (3) trading days prior to the distribution, unless the definitive agreement for the acquisition specifies a shorter measurement period; and

                           (c) if the assets are securities and there is no
active public market as described in clauses (a) or (b) above, then the value of such securities shall be the fair market value thereof, or, if the assets are not securities, as determined in good faith by the Board; provided that, upon the delivery of a written request of the Required Holders to the Secretary of the Corporation, such value shall be determined by a qualified third party mutually acceptable to the Board and the Required Holders.

         4.       VOTING RIGHTS.

                  4.1 Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

                  4.2 Preferred Stock. Each holder of outstanding shares of Junior Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Junior Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any

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written consent of stockholders is solicited. Series C Preferred Stock, Series
C-1 Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be non-voting other than as required by the GCL.

                  4.3 General. Subject to the other provisions of this Restated Certificate of Incorporation, each holder of Junior Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Junior Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

                  4.4 Board of Directors Election. The holders of outstanding Junior Preferred Stock and the Common Stock, voting together as a single class on an as converted to Common Stock basis, shall be entitled to elect the directors of the Corporation.

         5. CONVERSION RIGHTS. (A) The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

                  5.1      Optional Conversion.

                           (a)      At the option of the holder thereof, each
share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock ("CONVERTIBLE PREFERRED STOCK") shall be convertible, at any time or from time to time, into fully paid and non-assessable shares of Common Stock as provided herein.

                           (b)      Each holder of Convertible Preferred Stock
who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Convertible Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares and series of Convertible Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this subsection 5.1 is made in connection with an underwritten offering of the Corporation's securities pursuant to a registration under the Securities Act of 1933, as amended (which underwritten registered offering does not cause an automatic conversion pursuant to subsection 5.2 to take place) the conversion may, at the option of the holder tendering shares of Convertible Preferred Stock for conversion, be conditioned upon the closing of the sale of the Corporation's securities pursuant to such registered offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Convertible Preferred Stock shall not be deemed to have converted such shares of Convertible Preferred Stock until immediately prior to the closing of such sale of the Corporation's securities in the registered offering.

                  5.2      Automatic Conversion.

                           (a)      Each share of Preferred Stock shall
automatically be converted into fully paid and non-assessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds one hundred million dollars ($100,000,000); (ii) upon the Corporation's receipt of the written consent of the Required Holders to the automatic conversion of all outstanding shares of Preferred Stock into Common Stock pursuant hereto; (iii) immediately prior to the consummation of any combination transaction in which the Corporation is a constituent corporation or is a party, in which a holder of a share or shares, as the case may be, of Common Stock then issuable on conversion of a share of Preferred Stock would receive pursuant to such transaction an amount per share of Preferred Stock equal to or greater than the Preference Amount in cash and/or securities that have an active public market and are not subject to an investment letter or other similar restriction, but may be subject to restrictions (other than trading volume limitations under Rule 144, as promulgated under the Securities Act of 1933, as amended ("RULE 144"), unless such trading volume limitations arise solely as a result of the status of any holder of any shares of Preferred Stock being an affiliate (as defined in Rule 144) of the Corporation) imposed by federal or state securities laws, on transfer ("UNRESTRICTED SECURITIES"), where for this purpose such unrestricted securities will be valued as provided in
Section 3.4; or (iv) immediately prior to the consummation of any combination transaction in which the Corporation is a constituent corporation or is a party in which a holder of a share or shares, as the case may be, of Common Stock then issuable on conversion of a share of Preferred Stock would receive pursuant to such transaction an amount per share of Preferred Stock equal to or greater than the greater of (A) the product obtained by multiplying 1.5 by the Original Issue Price of such Preferred Stock or (B) the Preference Amount, in cash and/or securities that have an active public market but are subject to an investment letter or other similar restriction on transfer or trading volume limitations under Rule 144 other than as a result of the status of any holder of any shares of Preferred Stock being an affiliate (as defined in Rule 144) of the Corporation, where for this purpose such restricted security will be valued as provided in Section 3.4.

                           (b)      Upon the occurrence of any event specified
in subparagraph 5.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such converted shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall, to the extent applicable, be entitled to receive the additional securities otherwise distributable or payable to holders of Common Stock as of such conversion and shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and the additional securities, if any, otherwise distributable or payable to holders of Common Stock as of such conversion.

                  5.3 Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "CONVERSION PRICE"). The Conversion Price for the Series A Preferred Stock on April 8, 2004 shall be the Original Issue Price for the Series A Preferred Stock. The Conversion Price for the Series A-1 Preferred Stock on April 8, 2004 shall be $0.75. The Conversion Price for the Series B-1 Preferred Stock on April 8, 2004 shall be $0.75. The Conversion Price for the Series C Preferred Stock on April 8, 2004 shall be shall be $0.502. The Conversion Price for the Series C-1 Preferred Stock on April 8, 2004 shall be $0.502. The Conversion Price for the Series D Preferred Stock on April 8, 2004 shall be $0.667. The Conversion Price for the Series E Preferred Stock on April 8, 2004 shall be $0.75. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

                  5.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each series of Preferred Stock, shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price then in effect for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the "COMMON STOCK EVENT" shall mean at any time or from time to time after April 8, 2004, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  5.5 Adjustments for Other Distributions. If at any time or from time to time after April 8, 2004 the Corporation makes a distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date for determining the holders of Common Stock who are entitled to receive such distribution, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such time period, subject to all other adjustments called for during such time period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

                  5.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after April 8, 2004, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend provided for elsewhere in this Section
5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  5.7 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Corporation's books.

                  5.8 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

                  5.9 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  5.10 Notices. Any notice required by the provisions of this Restated Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt or (ii) ten (10) business days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or
(iii) one (1) business days after delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  5.11 No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Preferred Stock against impairment.

         6.       MISCELLANEOUS

                  6.1 No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

                  6.2 Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

                                   ARTICLE VI

         The business of the Corporation shall be managed under the direction of the Board except as otherwise provided by law. Subject to Section 4.4, the number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE VII

         The Board may make, alter or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws adopted by the stockholders of the Corporation.

                                  ARTICLE VIII

         The directors of the Corporation shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the GCL as from time to time in effect.

         1. A director of the Corporation shall under no circumstance have any personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty and acts or omissions as a director except for those breaches and acts or omission with respect to which the GCL, as from time to time amended, expressly provides that this provision shall not eliminate or limit such personal liability of directors. Neither the modification or repeal of this Section 1 of Article VIII nor any amendment to the GCL that does not have retroactive application shall limit the right of directors hereunder to exculpation from personal liability for any act or omission occurring prior to such amendment, modification or repeal.

         2. The Corporation shall indemnify each director and officer of the Corporation to the fullest extent permitted by applicable law, except as may be otherwise provided in the Bylaws, and in furtherance hereof the Board is expressly authorized to amend the Bylaws from time to time to give full effect hereto, notwithstanding possible self interest of the directors in the action being taken. Neither the modification or repeal of this Section 2 of Article VIII nor any amendment to the GCL that does not have retroactive application shall limit the right of directors and officers to indemnification hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

                                   ARTICLE IX

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.